CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-140758 on Form S-1/A of our report dated October 12, 2007 relating to the consolidated financial statements of Aftersoft Group, Inc. and subsidiaries as of June 30, 2007 and 2006 and for the years then ended (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the June 30, 2006 consolidated financial statements to retroactively reflect combinations of entities under common control that occurred during fiscal 2007) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ KMJ Corbin & Company LLP
KMJ Corbin & Company LLP

Irvine, California
September 17, 2008